Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Zoetis Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 Nos. (333-186367, 333-189573, and 333-200073) and Form S-3 (No. 333-205777) of Zoetis Inc. and subsidiaries (the Company) of our reports dated February 24, 2016, with respect to the consolidated balance sheets of Zoetis Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, equity and cash flows for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedule II - Valuation and Qualifying Accounts, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 Annual Report on Form 10-K of Zoetis Inc. and subsidiaries.
Our report dated February 24, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, contains an explanatory paragraph that management excluded from its assessment of the effectiveness of internal control over financial reporting as of December 31, 2015, Pharmaq’s internal control over financial reporting associated with assets representing approximately 8% of consolidated assets, including goodwill, included in the consolidated financial statements of the Company as of December 31, 2015. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Pharmaq.

/s/ KPMG LLP
New York, New York
February 24, 2016